Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-48814, 333-66382, 333-107818, 333-117969, 333-124599 and 333-133718) of Ixia of our report dated March 10, 2006, except for the restatement described in Note 2 to the consolidated financial statements, and the matter described in the penultimate paragraph of Management’s Report on Internal Control Over Financial Reporting (restated), as to which the date is February 22, 2007, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.
/s/ PricewaterhouseCoopers LLP
Los Angeles, California
February 22, 2007